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                                                                Exhibit 10.18

MEMORANDUM

To:  Bill Lewis

From:  Bill McCabe

Date:  August 12, 1996

Re:  Vice President, North American Sales Position

     As we have discussed, this letter sets forth the terms on which you are offered the position of Vice President, North American Sales of CBT Group plc.

     1.  Your annual compensation package will be as follows:

         Base Salary:                        $100,000
         Commission @ 100% of target:        $110,000
         Total Bonus Opportunity:            $ 80,000
         Car allowance (12 x $600)           $  7,200
                                             --------

             Total                           $297,200

     2.  In connection with your relocation, you will also receive:

         $2,500 per month as a housing allowance for as long as you are employed as Vice President of North American Sales

         All reasonable and customary costs actually incurred by you for (i) selling your home in Atlanta, including real estate commission and closing costs that are customarily paid by seller; (ii) points incurred in the purchase of your new home (up to 1.5 points on the amount financed) and other closing costs that are customarily paid by buyer; (iii) costs of moving to the Bay Area, including the costs of the movers (including packing and unpacking); and (iv) temporary (not more than six months) living expenses in the Bay Area before the move.

         A non-accountable allowance for incidental expenses of $5,000.

         At CBT's election, either (i) the items in this section 2 will be structured so that they can be received by you without increasing your taxable income, or (ii) you will be grossed up to account for the income tax effect.

     3. You will commence your duties as Vice President, North American Sales in September 1996 (as well as performing your current duties for the rest of the year). During the fourth quarter, you will be paid based on your current (regional VP) package. In addition, you will receive a bonus equal to one-half of the commissions you earn under your current (regional VP) package for sales in the southern region.

     4. In the event that you are terminated by CBT without cause within one year of the you take over your responsibilities in the Bay Area, your expenses of moving back to Atlanta will be paid by CBT.
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     I am very excited about the prospect of your helping CBT move to the next phase of its growth and development. If you are in agreement with the above, please so indicate by signing below.


Very truly yours,


William G. McCabe
Chairman and Chief Executive Officer

                                            Accepted and agreed:


                                            ___________________________
                                            Bill Lewis